Exhibit 10.11

CAROLINA BANK

DIRECTOR RETIREMENT AGREEMENT

This DIRECTOR RETIREMENT AGREEMENT (this “Agreement”) is entered into as of this 30th day of May, 2008, by and between Carolina Bank, a North Carolina-chartered bank (the “Bank”), and James E. Hooper, a director of the Bank (the “Director”).

WHEREAS, to encourage the Director to remain a member of the Bank’s board of directors, the Bank is willing to provide to the Director retirement benefits payable from the Bank’s general assets,

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and acceptance of which are hereby acknowledged, the Director and the Bank hereby agree as follows.

ARTICLE 1

DEFINITIONS

1.1        “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Director under this Agreement, applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2        “Beneficiary” means each designated person, determined according to Article 4, or the estate of the deceased Director, entitled to benefits, if any, at the Director’s death.

1.3        “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4        “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)        Change in ownership: a change in ownership of Carolina Bank Holdings, Inc., a North Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Carolina Bank Holdings, Inc. stock constituting more than 50% of the total fair market value or total voting power of Carolina Bank Holdings, Inc. stock,

(b)        Change in effective control: (x) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Carolina Bank Holdings, Inc. stock possessing 30% or more of the total voting power of Carolina Bank Holdings, Inc. stock, or (y) a majority of Carolina Bank Holdings, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Carolina Bank Holdings, Inc.’s board of directors, or

(c)        Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Carolina Bank Holdings, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Carolina Bank Holdings, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Carolina Bank Holdings, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Carolina Bank Holdings, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5        “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.6        “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Director is unable to engage in any substantial gainful activity, or (y) the Director is receiving income replacement benefits for a period of at least three months under an accident and health plan. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank or its subsidiaries. Upon request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7        “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.

1.8        “Effective Date” means May 30, 2008.

1.9        “Normal Retirement Age” means the Director’s 70th birthday.

1.10      “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.11      “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.12      “Separation from Service” means the Director’s service as a director and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Director’s death. For purposes of this Agreement, if there is a dispute about the status of the Director or the date of the Director’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.13      “Termination with Cause” or “Cause” means the Director is not nominated by the board or nominating committee for reelection as a director after the expiration of the Director’s current term, or the Director is removed from the board of directors, in either case –

(a)        because of the Director’s gross negligence or gross neglect of duties, or

(b)        because of the Director’s commission of a felony, or commission of a misdemeanor involving moral turpitude, or

(c)        because of the Director’s fraud, disloyalty, dishonesty, or willful violation of any law or significant policy of the Bank committed in connection with the Director’s service and resulting in an adverse effect on the Bank, or a breach of the Director’s fiduciary duties for personal profit, or

(d)        because the Director is removed from service or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or (g)(1)].

ARTICLE 2

LIFETIME BENEFIT

2.1        Normal Retirement. Unless Separation from Service occurs before Normal Retirement Age and unless the Director shall have received the benefit under section 2.4 after a Change in Control, when the Director attains Normal Retirement Age the Bank shall pay to the Director the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Director’s Separation from Service after payment of benefits under this section 2.1 commences is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid to the Director.

2.1.1    Amount of benefit. The annual benefit under this section 2.1 is $10,000.

2.1.2    Payment of benefit. Beginning with the month immediately after the month in which the Director attains Normal Retirement Age, the Bank shall pay the annual benefit to the Director in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Director for ten years.

2.2        Early Termination. Unless the Director shall have received the benefit under section 2.4 after a Change in Control, upon Early Termination the Bank shall pay to the Director the benefit described in this section 2.2 instead of any other benefit under this Agreement. However, no benefits shall be payable if this Agreement terminates under Article 5.

2.2.1    Amount of benefit. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over ten years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2    Payment of benefit. Beginning with the month immediately after the month in which the Director attains Normal Retirement Age, the Bank shall pay the annual benefit to the Director in equal monthly installments on the first day of each month. However, if when Separation from Service occurs the Director is a specified employee within the meaning of Code section 409A, payment shall begin on the later of (x) the seventh month after the month in which the Director’s Separation from Service occurs or (y) the month immediately after the month in which the Director attains Normal Retirement Age. The annual benefit shall be paid to the Director for ten years.

2.3        Disability. Unless the Director shall have received the benefit under section 2.4 after a Change in Control, upon the Director’s Separation from Service because of Disability before Normal Retirement Age the Bank shall pay to the Director the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1    Amount of benefit. The annual benefit under this section 2.3 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over ten years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2    Payment of benefit. Beginning with the month immediately after the month in which the Director attains Normal Retirement Age, the Bank shall pay the annual benefit to the Director in equal monthly installments on the first day of each month. However, if when Separation from Service occurs the Director is a specified employee within the meaning of Code section 409A, payment shall begin on the later of (x) the seventh month after the month in which the Director’s Separation from Service occurs or (y) the month immediately after the month in which the Director attains Normal Retirement Age. The annual benefit shall be paid to the Director for ten years.

2.4        Change in Control. If a Change in Control occurs both before the Director’s Normal Retirement Age and before the Director’s Separation from Service, the Bank shall pay to the Director the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1    Amount of benefit. The benefit under this section 2.4 is the Accrual Balance on the date of the Change in Control.

2.4.2    Payment of benefit. The Bank shall pay the benefit under this section 2.4 to the Director in a single lump sum within three business days after the Change in Control. If the Director receives the benefit under this section 2.4 because of the occurrence of a Change in Control, the Director shall not be entitled to claim additional benefits under section 2.4 if an additional Change in Control occurs thereafter.

2.5        Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Director is receiving the Normal Retirement Age benefit under section 2.1, the Bank shall pay the remaining benefits to the Director in a single lump sum within three business days after the Change in Control. If a Change in Control occurs after Separation from Service but while the Director is receiving or is entitled at Normal Retirement Age to receive the Early Termination benefit under section 2.2 or the Disability benefit under section 2.3, the Bank shall pay the remaining benefits to the Director in a single lump sum within three business days after the Change in Control or, if the Director is a specified employee within the meaning of Code section 409A, on the later of (x) the date of the Change in Control or (y) the first day of the seventh month after the month in which the Director’s Separation from Service occurs. The lump-sum payment due to the Director as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

2.6        Annual Benefit Statement. Within 120 days after the end of each Plan Year the Plan Administrator shall provide or cause to be provided to the Director an annual benefit statement showing benefits payable or potentially payable to the Director under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Director under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under the Agreement shall control.

2.7        Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Director’s Separation from Service occurs the Director is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Director because of section 409A, the Director shall not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after the Director’s Separation from Service for reasons other than the Director’s death, (y) the date of the Director’s death, or (z) any earlier date that does not result in additional tax or interest to the Director under section 409A. If any provision of this Agreement would subject the Director to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Director to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.8        One Benefit Only. Despite anything to the contrary in this Agreement, the Director and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Director or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3

DEATH BENEFIT

Unless this Agreement terminates under Article 5, at the Director’s death the Bank shall pay to the Director’s Beneficiary in a single lump sum an amount equal to the Accrual Balance on the date of the Director’s death. The Accrual Balance shall be paid to the Beneficiary 30 days after the Bank receives notice of the Director’s death. No benefit shall be paid if the Change-in-Control benefit shall have been paid to the Director under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5.

ARTICLE 4

BENEFICIARIES

4.1        Beneficiary Designations. The Director shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Director’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.

4.2        Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator before the Director’s death.

4.3        Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4        No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse the benefits shall be paid to the Director’s estate.

4.5        Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1        Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if the Director’s Separation from Service is a Termination with Cause. The board of directors or a duly authorized committee of the board shall have the sole and absolute right to determine whether the bases for denial of benefits for cause exist. Benefits may be denied for cause regardless of whether the Director continued to serve as a director after the board or committee made its determination not to nominate the Director for reelection.

5.2        Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Director commits suicide within two years after the Effective Date or if the Director makes any material misstatement of fact on any application or resume provided to the Bank, on any application for benefits, or on any application for life insurance purchased by the Bank.

5.3        Removal. If the Director is removed or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4        Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5        FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c). Any rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1        Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1      Initiation – written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2      Timing of Bank response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3      Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2        Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1      Initiation – written request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2      Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3      Considerations on review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4      Timing of Bank response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5      Notice of decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7

ADMINISTRATION OF AGREEMENT

7.1        Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Bank’s board of directors or such committee or person(s) as the board shall appoint. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

7.2        Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3        Binding Effect of Decisions. The decision or action of the Plan Administrator about any question having to do with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

7.4        Indemnification of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5        Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 8

MISCELLANEOUS

8.1        Amendment and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Director. Except as provided in Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Director.

8.2        Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3        No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Bank nor does it interfere with the right of the Board not to nominate the Director for reelection to the Board, the right of the Bank’s stockholder not to re-elect the Director, or the right of the stockholder or the Board to remove an individual as a director of the Bank. The Agreement also does not require the Director to remain a director or interfere with the Director’s right to terminate service at any time.

8.4        Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5        Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Director, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

8.6        Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7        Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.8        Unfunded Arrangement. The Director and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim.

8.9        Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director concerning the subject matter. No rights are granted to the Director under this Agreement other than those specifically set forth.

8.10      Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

8.11      Captions and Counterparts. Captions and section headings in this Agreement are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.12      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Carolina Bank, 528 College Road, Greensboro, North Carolina 27410, or to such other or additional person or persons as the Bank shall have designated to the Director in writing. If to the Director, notice shall be given to the Director at the address of the Director appearing on the Bank’s records, or to such other or additional person or persons as the Director shall have designated to the Bank in writing.

8.13      Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Director the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank intends that the Director not be required to incur expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Director hereunder. The Bank intends that the Director not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Director that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Director the benefits intended to be provided to the Director hereunder, the Bank irrevocably authorizes the Director from time to time to retain counsel of the Director’s choice, at the Bank’s expense as provided in this section 8.13, to represent the Director in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Director under this section 8.13, the Bank irrevocably consents to the Director entering into an attorney-client relationship with that counsel, and the Bank and the Director agree that a confidential relationship shall exist between the Director and that counsel. The fees and expenses of counsel selected from time to time by the Director as provided in this section shall be paid or reimbursed to the Director by the Bank on a regular, periodic basis upon presentation by the Director of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $125,000, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Director’s legal fees provided by this section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Director under any separate employment, severance, or other agreement between the Director and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Director’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.14      Liquidated Damages. The Bank and the Director believe that substantial damages will be suffered by the Director if the Bank fails to honor the obligation set forth in section 2.4 after a Change in Control. Accordingly, if the Bank fails for a period of 30 days or more to honor the payment obligation set forth in section 2.4, the Director shall immediately be entitled to liquidated damages equal to 1.5 times the Accrual Balance due to the Director under section 2.4. This provision shall not be applicable if nonpayment is the result of prohibition of payment by statute, regulation, or order of a banking regulatory agency.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have executed this Director Retirement Agreement as of the date first written above.

DIRECTOR	CAROLINA BANK

	By:	/s/ T. Allen Liles
/s/ James E. Hooper
James E. Hooper	Title:	EVP